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                                                                   Exhibit 99(b)

               ADVO ESTABLISHES NEW OFFICE OF SAFETY AND SECURITY


Windsor, CT -- October 26, 2001 -- ADVO, Inc. (NYSE: AD) announced today it has further strengthened and focused its ongoing safety and security efforts through the establishment of a dedicated executive level Office of Safety and Security. Reporting directly to Gary Mulloy, ADVO's Chairman and CEO, the new office will be led by Jack Dearing, Senior Vice President of Safety and Security, and most recently ADVO's SVP of Operations. In this new role, Mr. Dearing will oversee ADVO's company-wide security, safety, facility planning and corporate logistics activities.

In addition to holding senior level operations positions at ADVO, Mr. Dearing has over 20 years of extensive senior management experience with large, multi-national organizations, including Corning and the United States Army. He has held a number of leadership positions in manufacturing and logistics, as well as human resources and industrial relations. A graduate of West Point, Mr. Dearing was also member of the Army's Special Operations Group.

Gary Mulloy, ADVO's Chairman and Chief Executive Officer said, "Jack's experience and background in combination with his knowledge of ADVO's operations and distribution system makes him uniquely qualified to lead this newly established function. We continue to be vigilant in our security measures throughout our business, and this new stand-alone group will further these efforts and heighten their priority and focus."

ADVO is the nation's largest full-service targeted direct mail marketing services company with annual revenues of over $1 billion. The Company's core ShopWise branded shared mail program is distributed nationally to approximately 60 million households weekly. Approximately 30 million additional households can be reached, on a shared mail basis, through ADVO's National Network Extension (A.N.N.E.). Additionally, the Company's consumer web site, ShopWise.com, provides targeted Internet access to consumers. ADVO's subsidiary, MailCoups, Inc., produces Super Coups, an advertising solution for local neighborhood businesses. ADVO launched the America's Looking For Its Missing Children(R) program in partnership with the National Center for Missing & Exploited Children and the United States Postal Service in 1985, and ADVO's missing child cards are responsible for safely recovering approximately one out of every seven children featured. ADVO has 21 mail processing facilities and 60 sales offices nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, Connecticut 06095. The Company can be visited at its Web site at www.advo.com.

This report contains certain forward looking statements regarding the Company's results of operations and financial position within the meaning of Sections 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements are based on current information and expectations and are subject to risks and uncertainties which could cause the Company's actual results to differ materially from those in the forward looking statements. Such risks and uncertainties include, but are not limited to: changes in customer demand and pricing; the possibility of consolidation throughout the retail sector; the impact of economic and political conditions on retail advertising spending and our distribution system; postal and paper prices; possible governmental regulation or legislation affecting aspects of the Company's business; the efficiencies achieved with technology upgrades; the amount of
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shares the Company will repurchase in the future under its buyback program;
fluctuations in interest rates related to the outstanding debt and other general economic factors.

CONTACT:
Chris Hutter
Vice President, Investor Relations
ADVO
(860) 285-6330